Exhibit 99.1
Tesoro Logistics LP Announces Quarterly Distribution
SAN ANTONIO -October 21, 2011 - Tesoro Logistics LP (NYSE:TLLP) today announced the declaration of its quarterly cash distribution for the third quarter 2011 of $0.35 per limited partnership unit, or $1.40 on an annualized basis. This is a 4% increase over the prior quarter on an annualized basis and marks the first increase in the distribution to TLLP unitholders. For the prior quarter, the prorated distribution from the initial public offering date of April 26, 2011 to June 30, 2011 was $0.2448 per limited partnership unit, representing the minimum quarterly distribution of $0.3375 on a full quarter basis, or $1.35 on an annualized basis. The distribution will be paid November 14, 2011 to all unitholders of record on November 4, 2011.
About Tesoro Logistics LP
Tesoro Logistics LP, headquartered in San Antonio, Texas, is a fee-based, growth-oriented Delaware limited partnership formed by Tesoro Corporation to own, operate, develop and acquire crude oil and refined products logistics assets.

Please visit us at: www.tesorologistics.com

This release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, concerning the timing of our cash distribution. For more information concerning factors that could affect these statements see our Prospectus, filed with the Securities and Exchange Commission on April 21, 2011. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.
This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d).  Please note that 100 percent of Tesoro Logistics LP's distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of Tesoro Logistics LP's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not Tesoro Logistics LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Mike Marcy, Manager, External Affairs, (210) 626-4697